ROYALTY PHARMA

PRESS RELEASE

ROYALTY PHARMA REPORTS SECOND QUARTER 2022 RESULTS

- **Strong growth in net cash provided by operating activities and Adjusted Cash Receipts[1]**
- **Announced transactions of up to $2.5 billion year-to-date, including $1.7 billion in upfront payments**
- **Increased 2022 guidance: Adjusted Cash Receipts[1] expected to be $2,275 to $2,350 million**

NEW YORK, NY, August 4, 2022 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the second quarter of 2022 and raised full-year 2022 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure).

"We continue to make excellent progress against our strategic and financial objectives," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "Our diverse portfolio of royalties delivered strong growth in the second quarter. In addition, we further cemented our leading position in the royalty funding market with $2.5 billion in announced transactions year-to-date, including the addition of Trelegy, a rapidly growing blockbuster therapy. Looking forward, the tailwinds behind our business remain strong, fueled by the significant capital requirements of the biopharma industry and our ability to create "win-win" funding solutions. By executing against our mission to accelerate innovation and transform patient lives, we are confident in the power of our unique business model to drive long-term, compounding growth."

Second quarter 2022 GAAP financial results demonstrate robust operating cash flow growth

- Net cash provided by operating activities increased 8% to $575 million; Net cash used in investing activities was $30 million; Net cash used in financing activities increased to $228 million.
- Total income and other revenues decreased 3% to $536 million.

Second quarter 2022 non-GAAP financial results show strong performance

- Adjusted Cash Receipts[1] increased 10% to $524 million, driven by a double-digit increase in royalties from the cystic fibrosis franchise, Xtandi and the addition of Tremfya, which more than offset royalty expirations.
- Adjusted EBITDA[4] grew 10% to $480 million, driven by strong growth in Adjusted Cash Receipts[1].
- Adjusted Cash Flow[2] increased 12% to $482 million.

Significant deal activity expands portfolio with two attractive, approved therapies

- Acquired royalties on GSK's Trelegy, the leading triple combination therapy in COPD and asthma, and ex-U.S. and ex-Greater China royalties on Gavreto, a precision oncology therapy marketed by Roche.

Positive updates across royalty portfolio

- Pfizer announced the acquisition of Biohaven, accelerating value creation for Royalty Pharma shareholders.
- FDA filings accepted for Biohaven's zavegepant in migraine and AstraZeneca's PT027 in asthma.

Raising financial guidance for 2022

- Royalty Pharma now anticipates full-year 2022 Adjusted Cash Receipts[1] to be between $2,275 million and $2,350 million (~+7% to 10% year/year), excluding transactions announced subsequent to the date of this release.
- This guidance reflects an estimated foreign exchange impact of ~-3% to -4% (-$65 million to -$85 million)[9] for FY 2022 year/year Adjusted Cash Receipts[1] growth, assuming current exchange rates prevail for the balance of 2022.

Financial Summary

	Three Months Ended June 30, (unaudited)		
($ and shares in millions)	2022	2021	Change
Net cash provided by operating activities (GAAP)	575	532	8%
Net cash (used in)/provided by investing activities (GAAP)	(30)	126	(124)%
Net cash used in financing activities (GAAP)	(228)	(224)	2%
Total income and other revenues (GAAP)	536	555	(3)%
Adjusted Cash Receipts [1] (non-GAAP)	524	475	10%
Adjusted EBITDA [4] (non-GAAP)	480	436	10%
Adjusted Cash Flow [2] (non-GAAP)	482	429	12%
Weighted average Class A ordinary shares outstanding - diluted	607	607	0%

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ROYALTY PHARMA PRESS RELEASE

Second Quarter 2022 Financial Results

($ in millions)			Three Months Ended June 30, (unaudited) 2022	2021	Change
Net cash provided by operating activities (GAAP)			**575**	**532**	**8%**
Royalty Receipts					
Royalties:	**Marketers:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	182	156	17%
Tysabri	Biogen	Neurology	93	92	1%
Imbruvica	AbbVie, J&J	Cancer	80	87	(8)%
Xtandi	Pfizer, Astellas	Cancer	52	36	45%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	36	39	(9)%
Promacta	Novartis	Hematology	35	32	7%
Nurtec ODT/Biohaven payment*	Biohaven, Pfizer	Neurology	19	17	12%
Tremfya	Johnson & Johnson	Immunology	18	—	n/a
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	13	10	29%
Farxiga/Onglyza	AstraZeneca	Diabetes	11	9	25%
Prevymis	Merck & Co.	Infectious disease	10	9	14%
Evrysdi	Roche	Rare disease	8	3	nm
Trodelvy	Gilead	Cancer	6	3	102%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	4	26%
Erleada	Johnson & Johnson	Cancer	5	3	55%
Orladeyo	BioCryst	Rare disease	5	1	nm
Emgality	Lilly	Neurology	4	4	25%
Oxlumo	Alnylam	Rare disease	1	—	n/a
Other products [3]			50	83	(39)%
Total royalty receipts			633	588	8%
Distributions to non-controlling interests			(109)	(112)	(3)%
Adjusted Cash Receipts[1] (non-GAAP)			**524**	**475**	**10%**

Amounts shown in the table may not add due to rounding.

*Quarterly redemption payments of $16 million have been received beginning in the first quarter of 2021 related to the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows). The remaining cash receipts related to royalty receipts from Nurtec ODT.

Net cash provided by operating activities (GAAP) was $575 million in the second quarter of 2022, an increase of 8% compared to $532 million in the same period of 2021. The increase was primarily driven by higher cash collections from financial royalty assets and offset by slightly higher payments for operating and professional costs.

Total royalty receipts were $633 million in the second quarter of 2022, an increase of 8% compared to $588 million in the same period of 2021. The increase was largely attributable to the performance of the cystic fibrosis franchise and Xtandi, as well as the addition of the royalty on Tremfya. The increase was partially offset by a decline in royalties from the HIV franchise, which reached the end of its royalty term in 2021, as well as an unfavorable foreign exchange impact.

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3 Drivers of royalty receipts in the second quarter of 2022 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $182 million in the second quarter of 2022, an increase of 17% compared to the same period of 2021. The increase was primarily driven by the launch of Kaftrio in additional countries outside the United States and the performance of Trikafta in the United States, including its uptake in children ages 6 through 11 years old. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $93 million in the second quarter of 2022, an increase of 1% compared to the same period of 2021. The increase was primarily attributable to higher U.S. sales and continued patient growth outside the United States. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $80 million in the second quarter of 2022, a decrease of 8% compared to the same period of 2021. The decrease was largely due to slower-than-anticipated recovery of the chronic lymphocytic leukemia market from COVID-19 and increased competition from newer therapies in the United States. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $52 million in the second quarter of 2022, an increase of 45% compared to the same period of 2021. The quarter benefited from a true-up of royalties from prior periods. • Januvia, Janumet, other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $36 million in the second quarter of 2022, a decrease of 9% compared to the same period of 2021. Royalty receipts from Januvia, Janumet and other DPP-IVs substantially ended in the second quarter of 2022. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and severe aplastic anemia, were $35 million in the second quarter of 2022, an increase of 7% compared to the same period of 2021, primarily resulting from increased use in ITP and further uptake as a first-line treatment for severe aplastic anemia in the United States. • Nurtec ODT/Biohaven payment: Royalty receipts from Nurtec ODT, which is marketed by Biohaven and Pfizer for the acute and preventative treatment of migraine, were $19 million in the second quarter of 2022, an increase of 12% compared to the same period of 2021, primarily driven by prescription volume growth. These royalty receipts include a $16 million fixed payment from Biohaven related to the Series A Preferred Shares during each of the second quarter of 2022 and 2021 as a result of the approval of Nurtec ODT in February 2020. • Tremfya: Royalty receipts from Tremfya, which is marketed by Johnson & Johnson for the treatment of plaque psoriasis and active psoriatic arthritis, were $18 million in the second quarter of 2022, primarily driven by continued volume growth. Royalty Pharma acquired a royalty interest in Tremfya in July 2021. • Cabometyx/Cometriq: Royalty receipts from Cabometyx/Cometriq, which is marketed by Exelixis, Ipsen and Takeda, were $13 million in the second quarter of 2022, an increase of 29% compared to the same period of 2021. The increase was primarily driven by the uptake of Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma.

4 • Additional highlights: ◦ Evrysdi: Royalty receipts from Evrysdi, marketed by Roche for the treatment of spinal muscular atrophy (SMA) in adults and children two months of age and older, were $8 million in the second quarter of 2022, primarily attributable to switch and naive patient starts in the United States and strong uptake from early launch countries in Europe. ◦ Orladeyo: Royalty receipts from Orladeyo, marketed by BioCryst for the treatment of hereditary angioedema, were $5 million in the second quarter of 2022, driven by strong patient demand, including uptake from patients switching from other prophylactic therapies and acute-only therapy. Royalty Pharma acquired a royalty interest in Orladeyo in December 2020 and an additional royalty interest in November 2021. ◦ Trodelvy: Royalty receipts from Trodelvy, marketed by Gilead for the treatment of metastatic triple- negative breast cancer and metastatic urothelial cancer, were $6 million in the second quarter of 2022, an increase of 102% compared to the same period of 2021. The increase was primarily driven by uptake in second-line metastatic triple-negative breast cancer in the United States and Europe and metastatic urothelial cancer in the United States. Distributions to non-controlling interests, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $109 million in the second quarter of 2022, a decrease of 3% compared to the same period of 2021. As a percent of total royalty receipts, distributions to non-controlling interests decreased to 17% in the second quarter of 2022, compared to 19% in the prior year period. The decrease was largely due to reduced royalties from maturing or expired products, such as the HIV franchise, where the percentage of royalties attributed to non-controlling interests is higher. Adjusted Cash Receipts(1) (non-GAAP) were $524 million in the second quarter of 2022, an increase of 10% compared to the same period of 2021, reflecting higher royalty receipts from existing products, including the cystic fibrosis franchise, the addition of new royalties and the decrease in distributions to non-controlling interests. The increase was partially offset by a decline in royalty receipts from expired products, primarily the HIV franchise, as well as an unfavorable foreign exchange impact. Adjusted EBITDA(4) (non-GAAP) is comprised of Adjusted Cash Receipts(1) less payments for operating and professional costs. Adjusted EBITDA was $480 million in the second quarter of 2022, an increase of 10% compared to Adjusted EBITDA of $436 million in the second quarter of 2021, and was largely attributable to growth in Adjusted Cash Receipts(1). The increase was partially offset by higher payments for operating and professional costs of $44 million (representing 8% of Adjusted Cash Receipts(1)) in the second quarter of 2022, an increase of 11% compared to the $40 million reported in the same period of 2021 (representing 8% of Adjusted Cash Receipts(1)). Adjusted Cash Flow(2) (non-GAAP) is comprised of Adjusted EBITDA(4) less Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone, net interest received and miscellaneous other items. In the second quarter of 2022, Adjusted Cash Flow was $482 million, a 12% increase compared to Adjusted Cash Flow of $429 million for the same period of 2021, primarily due to growth in Adjusted Cash Receipts(1) and no funding requirements by the Avillion entities in the second quarter of 2022. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’

5 Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. • Cabometyx: In July 2022, Exelixis announced that COSMIC-313, an ongoing Phase 3 trial evaluating Cabometyx, nivolumab and ipilimumab versus the combination of nivolumab and ipilimumab in patients with previously untreated advanced intermediate- or poor-risk renal cell carcinoma, met its primary endpoint, demonstrating significant improvement in progression-free survival (PFS) at the primary analysis (hazard ratio: 0.73; 95% confidence interval: 0.57-0.94; p=0.01). At a prespecified interim analysis for the secondary endpoint of overall survival, the combination of Cabometyx, nivolumab and ipilimumab did not demonstrate a significant benefit. The trial will continue to the next analysis of overall survival. Exelixis intends to discuss the results with the U.S. Food and Drug Administration (FDA) to determine next steps toward a potential regulatory submission. In May 2022, Ipsen announced that it received approval from the European Commission for Cabometyx as a monotherapy for the treatment of adult patients with locally advanced or metastatic differentiated thyroid carcinoma, refractory or not eligible to radioactive iodine who progressed during or after prior systemic therapy. • Tazverik: In June 2022, Ipsen and Epizyme announced that they entered into a definitive merger agreement under which Ipsen will acquire Epizyme. Ipsen will initiate a tender offer to acquire all outstanding shares of Epizyme at a price of $1.45 per share in cash at the closing of the transaction, for an initial estimated aggregate consideration of $247 million plus a contingent value right of $1 per share. The transaction is anticipated to close by the end of the third quarter of 2022. • Omecamtiv mecarbil: In June 2022, Cytokinetics announced that the FDA informed the company that the Cardiovascular and Renal Drugs Advisory Committee will review its New Drug Application (NDA) on December 13, 2022. Additionally, the FDA has assigned the NDA a Prescription Drug User Fee Act (PDUFA) date of February 28, 2023. • Trodelvy: In June 2022, Gilead announced results from the primary analysis of the Phase 3 TROPiCS-02 study of Trodelvy versus physicians’ choice of chemotherapy in heavily pre-treated HR+/HER2- metastatic breast cancer patients who received prior endocrine therapy, CDK4/6 inhibitors and two to four lines of chemotherapy. The study met its primary endpoint of PFS with a statistically significant and clinically meaningful 34% reduction in the risk of disease progression or death. The first interim analysis of the key secondary endpoint of overall survival demonstrated a trend in improvement. Patients will be followed for a subsequent overall survival analysis. The safety profile for Trodelvy was consistent with prior studies. • Imbruvica: In June 2022, Johnson & Johnson announced primary results from the Phase 3 SHINE study, which demonstrated that the combination of once-daily oral Imbruvica plus bendamustine-rituximab (BR) and rituximab maintenance significantly reduced the risk of disease progression or death by 25% compared to patients who received placebo plus BR and rituximab maintenance in patients aged 65 years or older with newly diagnosed mantle cell lymphoma. With a median follow-up of 84.7 months, the Imbruvica plus BR and rituximab maintenance combination showed a statistically significant and clinically meaningful 2.3-year improvement in median PFS (6.7 years) versus BR (4.4 years). The safety profile of the Imbruvica plus BR regimen was consistent with the known safety profiles of Imbruvica as well as BR. • Evrysdi: In May 2022, Roche announced that the FDA approved a label extension for Evrysdi to include infants under two months old with SMA. The approval is based on the interim efficacy and safety data from the RAINBOWFISH study in newborns, which showed that the majority of pre-symptomatic infants treated with Evrysdi achieved key milestones, such as sitting and standing with half walking, after 12 months of treatment.

6 • PT027: In May 2022, Avillion LLP, a drug development company focused on the co-development and financing of pharmaceutical candidates from proof-of-concept through to regulatory approval, announced that the FDA accepted for filing the NDA for AstraZeneca’s PT027. The proposed indication is for the as-needed treatment or prevention of bronchoconstriction and for the prevention of exacerbation of asthma. The co-development partnership between AstraZeneca and Avillion also recently expanded to include the BATURA study, a randomized Phase 3b decentralized trial to further assess the role of PT027 in preventing asthma exacerbations. • Zavegepant: In May 2022, Biohaven announced that the FDA accepted for review an NDA for zavegepant nasal spray for the acute treatment of migraine in adults. The PDUFA date is set for the first quarter of 2023. • Nurtec ODT: In May 2022, Pfizer and Biohaven announced that they entered into a definitive agreement under which Pfizer will acquire Biohaven. Pfizer will acquire all outstanding shares of Biohaven not already owned by Pfizer for $148.50 per share in cash for a total of approximately $11.6 billion. Pfizer will also make payments at closing to settle Biohaven’s third party debt and for the redemption of all outstanding shares of Biohaven’s redeemable preferred stock. The transaction is expected to close by early 2023. In April 2022, Pfizer and Biohaven announced that the European Commission granted marketing authorization for Vydura (rimegepant) for both the acute treatment of migraine with or without aura, and prophylaxis of episodic migraine in adults who have at least four migraine attacks per month. • BCX9930: In May 2022, BioCryst announced that it plans to discuss with regulators whether clinical trials with amended protocols could resume using stepped dosing to 400 milligrams twice-daily of BCX9330, an oral Factor D inhibitor being investigated in paroxysmal nocturnal hemoglobinuria (PNH). This follows a pause in clinical trial enrollment in the REDEEM-1, REDEEM-2 and RENEW clinical trials after elevated serum creatinine levels were seen in some patients. BioCryst expects to have discussions with regulators by the end of the third quarter of 2022. Summary of Recent Royalty Acquisition Activity • Theravance and Innoviva: In July 2022, Royalty Pharma acquired a royalty interest in Trelegy from Theravance Biopharma and Innoviva for $1.31 billion in net cash upfront and up to $300 million in additional payments contingent on the achievement of certain sales milestones. Trelegy, marketed by GSK, is the leading triple combination therapy for the maintenance treatment of chronic obstructive pulmonary disease (COPD) and asthma. • Blueprint Medicines: In June 2022, Royalty Pharma acquired an ex-U.S. and ex-Greater China royalty interest in Gavreto from Blueprint Medicines for up to $340 million, consisting of $175 million upfront and up to $165 million in potential sales-based milestones. Gavreto, marketed by Roche in certain markets outside the United States and Greater China, is a once-daily RET (rearranged during transfection) targeted therapy approved in Europe for the treatment of certain RET-altered non-small cell lung cancers. Additionally, Gavreto has been submitted for marketing approval for thyroid cancers in the European Union with a decision expected in the second half of 2022. Liquidity and Capital Resources • As of June 30, 2022, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.4 billion and long-term debt with principal value of $7.3 billion. • In July 2022, Royalty Pharma closed funding agreements with Theravance and Innoviva related primarily to the acquisition of royalties on Trelegy. This transaction, including the funding of ampreloxetine, resulted in cash outflows of $1.34 billion, which will be reflected in Royalty Pharma’s third quarter 2022 financial results.

7 2022 Financial Outlook Royalty Pharma has provided its guidance for full-year 2022 as follows: Provided August 4, 2022 Adjusted Cash Receipts(1) (non-GAAP) excluding transactions announced after the date of this release $2,275 million to $2,350 million (+7% to 10% year/year) This guidance reflects an estimated foreign exchange impact of approximately -3% to -4% (-$65 million to -$85 million)(9) for full-year 2022 year/year Adjusted Cash Receipts(1) growth, assuming current exchange rates prevail for the balance of 2022. Royalty Pharma expects payments for operating and professional costs to be approximately 8% to 9% of Adjusted Cash Receipts(1) in 2022. Total interest paid is expected to be approximately $170 million for full-year 2022. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes, interest paid is anticipated to be $83 million in the third quarter of 2022 and a de minimis amount in the fourth quarter of 2022. The projection assumes no additional debt financing in 2022. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2022 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its second quarter 2022 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company's website for at least 30 days. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, Kalydeco, Orkambi and Symdeko, Biogen’s Tysabri, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, GSK’s

8 Trelegy, Novartis’ Promacta, Biohaven and Pfizer’s Nurtec ODT, Johnson & Johnson’s Tremfya, Roche’s Evrysdi, Gilead’s Trodelvy, and 11 development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures

9 used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash from operations, the performance of the business and the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

10 Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three Months Ended June 30, ($ in millions) 2022 2021 Income and other revenues: Income from financial royalty assets 515 503 Revenue from intangible royalty assets 3 40 Other royalty income 18 11 Total income and other revenues 536 555 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 106 (244) Research and development funding expense 1 3 Amortization of intangible assets — 6 General and administrative expenses 52 45 Total operating expenses/(income), net 158 (190) Operating income 378 745 Other (income)/expense: Equity in earnings of equity method investees (1) (18) Interest expense 47 37 Other income, net (160) (82) Total other income, net (114) (62) Consolidated net income before tax 492 807 Income tax expense — — Consolidated net income 492 807 Net income attributable to non-controlling interests 187 366 Net income attributable to Royalty Pharma plc 305 441 Amounts may not add due to rounding.

11 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of June 30, 2022 As of December 31, 2021 Cash and cash equivalents 2,108 1,541 Marketable securities 290 582 Total financial royalty assets, net 14,063 14,333 Total assets 17,740 17,516 Long-term debt 7,106 7,096 Total liabilities 7,332 7,267 Total shareholders’ equity 10,408 10,249

12 Royalty Pharma plc Condensed Consolidated Statements of Cash Flows (unaudited) Table 3 Three Months Ended June 30, Six Months Ended June 30, ($ in millions) 2022 2021 2022 2021 Cash flows from operating activities: Cash collections from financial royalty assets 560 520 1,181 1,094 Cash collections from intangible royalty assets 36 39 71 75 Other royalty cash collections 15 7 33 14 Distributions from equity method investees 7 5 28 22 Interest received 3 1 3 2 Derivative collateral received — 11 — 11 Derivative collateral posted — (9) — (9) Development-stage funding payments - ongoing (1) (3) (1) (6) Development-stage funding payments - upfront and milestone — — (100) — Payments for operating and professional costs (44) (40) (93) (82) Interest paid (1) — (87) (65) Net cash provided by operating activities 575 532 1,035 1,058 Cash flows from investing activities: Distributions from equity method investees — 1 — 1 Investments in equity method investees — (9) (3) (17) Purchases of equity securities (29) — (63) — Proceeds from equity securities — 109 — 109 Purchases of available for sale debt securities (15) (18) (79) (35) Proceeds from available for sale debt securities 16 16 31 31 Purchases of marketable securities (58) (223) (235) (728) Proceeds from sales and maturities of marketable securities 251 449 526 869 Acquisitions of financial royalty assets (175) (181) (175) (684) Acquisitions of other financial assets (21) — (21) — Milestone payments — (19) — (19) Net cash (used in)/provided by investing activities (30) 126 (19) (473) Cash flows from financing activities: Distributions to non-controlling interests (109) (112) (216) (238) Distributions to non-controlling interests- other (38) (50) (72) (87) Dividends to shareholders (83) (73) (165) (139) Contributions from non-controlling interests- R&D 0 2 1 4 Contributions from non-controlling interests- other 2 8 3 9 Net cash used in financing activities (228) (224) (449) (451) Net change in cash and cash equivalents 317 433 567 134 Cash and cash equivalents, beginning of period 1,792 709 1,541 1,009 Cash and cash equivalents, end of period 2,108 1,142 2,108 1,142 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

($ in millions)	Three Months Ended June 30, 2022	2021	Change
Net cash provided by operating activities (GAAP)	575	532	8%
Royalties:			
Cystic fibrosis franchise	182	156	17%
Tysabri	93	92	1%
Imbruvica	80	87	(8)%
Xtandi	52	36	45%
Januvia, Janumet, Other DPP-IVs	36	39	(9)%
Promacta	35	32	7%
Nurtec ODT/Biohaven payment*	19	17	12%
Tremfya	18	—	n/a
Cabometyx/Cometriq	13	10	29%
Farxiga/Onglyza	11	9	25%
Prevymis	10	9	14%
Evrysdi	8	3	nm
Trodelvy	6	3	102%
Crysvita	5	4	26%
Erleada	5	3	55%
Orladeyo	5	1	nm
Emgality	4	4	25%
Oxlumo	1	—	n/a
Other products [3]	50	83	(39)%
Total royalty receipts	**633**	**588**	8%
Distributions to non-controlling interests	(109)	(112)	(3)%
Adjusted Cash Receipts (non-GAAP)[1]	**524**	**475**	**10%**
Payments for operating and professional costs	(44)	(40)	11%
Adjusted EBITDA (non-GAAP)[4]	**480**	**436**	**10%**
Development-stage funding payments - ongoing	(1)	(3)	(81)%
Interest received, net	2	1	170%
Investments in equity method investees	—	(9)	(100)%
Contributions from non-controlling interests- R&D	0	2	(95)%
Other	—	2	(100)%
Adjusted Cash Flow (non-GAAP)[2]	**482**	**429**	**12%**

Amounts may not add due to rounding.

*Quarterly redemption payments of $16 million have been received beginning in the first quarter of 2021 related to the Series A Biohaven Preferred Shares (presented as *Proceeds from available for sale debt securities* on the statements of cash flows). The remaining cash receipts related to royalty receipts from Nurtec ODT.

13

14 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three Months Ended June 30, ($ in millions) 2022 2021 Net cash provided by operating activities (GAAP) 575 532 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 16 Distributions from equity method investees - investing(6) — 1 Interest received, net(6) (2) (1) Development-stage funding payments - ongoing(7) 1 3 Payments for operating and professional costs 44 40 Distributions to non-controlling interests(6) (109) (112) Derivative collateral received, net(6) — (2) Adjusted Cash Receipts (non-GAAP)(1) 524 475 Net cash provided by operating activities (GAAP) 575 532 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 16 Distributions from equity method investees - investing(6) — 1 Interest received, net(6) (2) (1) Development-stage funding payments - ongoing(7) 1 3 Distributions to non-controlling interests(6) (109) (112) Derivative collateral received, net(6) — (2) Adjusted EBITDA (non-GAAP)(4) 480 436 Net cash provided by operating activities (GAAP) 575 532 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 16 Distributions from equity method investees - investing(6) — 1 Contributions from non-controlling interests- R&D(6) 0 2 Distributions to non-controlling interests(6) (109) (112) Investments in equity method investees(6)(8) — (9) Adjusted Cash Flow (non-GAAP)(2) 482 429 Amounts may not add due to rounding.

15 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes (1) royalty receipts by product: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, plus (2) Proceeds from available for sale debt securities, and less (1) Distributions to non-controlling interests, which represent contractual distributions of royalty receipts and proceeds from available for sale debt securities to the Company’s historical non-controlling interests related to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2022 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Development-stage funding payments - ongoing, (2) Development-stage funding payments – upfront and milestone, (3) Interest paid, net of Interest received, (4) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) plus (1) Contributions from non- controlling interests- R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Other products primarily include royalty receipts on the following products: Cimzia, HIV franchise, IDHIFA, Letairis, Lexiscan, Mircera, Myozyme, Nesina, Soliqua, Tazverik and contributions from the Legacy SLP Interest. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (5) Receipts from the quarterly redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the condensed consolidated statements of cash flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Proceeds from available for sale debt securities Investing activities Investments in equity method investees Investing activities Distributions to non-controlling interests Financing activities Interest received, net Operating activities (Interest paid less Interest received) Derivative collateral received, net Operating activities (Derivative collateral received less Derivative collateral posted) Contributions from non-controlling interest- R&D Financing activities Distributions from equity method investees - investing Investing activities (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing development-stage funding payments and upfront and milestone development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (9) Foreign exchange impact represents an estimate of the difference in results that are attributable to fluctuations in currency exchange rates as of the current reporting date based on certain assumptions of prevailing exchange rates, contractual terms, geographies from which royalties are derived, timing of payments and other factors. The marketers paying royalties may not provide or may not be required to provide the breakdown of product sales by geography. Actual foreign exchange impact may be different than estimates.